FOR IMMEDIATE RELEASE
Contact:    Christin O'Donnell (investors) – 336-436-5076
    Investor@Labcorp.com

    Kimbrel Arculeo (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2024 Second Quarter Results
Updates Full-Year Guidance

•Results from Continuing Operations for second quarter 2024 versus last year:
◦Revenue: $3.22 billion versus $3.03 billion
◦Diluted EPS: $2.43 versus $1.74
◦Adjusted EPS: $3.94 versus $3.42
◦Free Cash Flow: $432.9 million versus $58.2 million
•Updated Full-Year 2024 Guidance:
◦Revenue range of 6.4% to 7.5%, includes Invitae impact of ~1.0%
◦Adjusted EPS range of $14.30 to $14.90, includes Invitae dilution of ~$0.40
◦Free Cash Flow of $0.85 billion to $1.00 billion, includes Invitae cash usage of ~$150 million
•Share repurchase authorization increased by $1.0 billion to $1.4 billion
•Launched important new tests in specialty testing areas
•Introduced Labcorp Global Trial Connect, a suite of central laboratory solutions aimed to accelerate clinical trials

BURLINGTON, N.C., August 1, 2024 – Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced results for the second quarter ended June 30, 2024 and updated full-year guidance.

“Labcorp delivered strong revenue and EPS growth in the second quarter and has significant momentum as we enter the second half of the year,” said Adam Schechter, chairman and CEO of Labcorp. “We expanded our leadership in key therapeutic areas, including oncology, women’s health and neurology, and strengthened our position with customers through acquisitions and innovative digital and data solutions. We will continue driving long-term value by expanding our laboratory and testing solutions, forging new partnerships with health systems, and leveraging science and technology to improve health and improve lives around the world.”

Labcorp continued to progress against its growth initiatives:
•Received approval for the acquisition of select assets from Invitae, a leading medical genetics company. Through this acquisition, the company will utilize genetic insights to develop new treatments and deliver personalized care in oncology and select rare diseases. The transaction is expected to close in early August.
•Subsequent to quarter end, entered into a comprehensive strategic collaboration with Naples Comprehensive Healthcare (NCH) in Southwest Florida to manage the daily operations of NCH’s inpatient lab operations. Separately, Labcorp will begin to serve as the primary lab for NCH’s physician network later this summer.

The company continues to make strides in science, technology, and innovation:
•Received FDA approval as a Humanitarian Use Device for its companion diagnostic (CDx) to determine patient eligibility for treatment with BEQVEZ™ (fidanacogene elaparvovec-dzkt), Pfizer's recently FDA-approved hemophilia B gene therapy.
•Introduced first trimester preeclampsia screening test to determine the risk of developing preeclampsia before 34 weeks of pregnancy. It is the only test of its kind available in the United States and is relevant for all pregnant individuals. With the addition of this test, Labcorp is the only lab that can detect preeclampsia risk across all trimesters.
•Launched new strategic service offerings within its precision oncology portfolio to strengthen the company’s leadership as a premier, single-source partner for biopharmaceutical companies. This includes the expanded availability of Labcorp® Tissue Complete to Geneva and Shanghai and the addition of OmniSeq INSIGHT circulating tumor DNA into the portfolio of genomic profiling services.
•Introduced Labcorp Global Trial Connect, a suite of central laboratory solutions aimed at increasing the speed of clinical trials.
•Expanded Labcorp OnDemand with several new tests, including a standard drug, complete drug, comprehensive testosterone, HIV and complete Heart Health.

On July 25, 2024, the company announced a quarterly cash dividend of $0.72 per share of common stock, payable on September 13, 2024, to stockholders of record at the close of business on August 29, 2024. In addition, the Board of Directors approved an increase in share repurchase authorization by $1.0 billion to a total of $1.4 billion.

Consolidated Results

Second Quarter Results
Revenue for the quarter was $3.22 billion, an increase of 6.2% from $3.03 billion in the second quarter of 2023. The increase was due to organic revenue of 3.8%, acquisitions, net of divestitures, of 2.5%, partially offset by foreign currency translation of (0.1%). The 3.8% increase in organic revenue was driven by a 4.5% increase in the company's organic Base Business, partially offset by a (0.7%) decrease in COVID-19 PCR testing (COVID-19 Testing). Compared to the Base Business last year, Base Business revenue grew 6.9%. Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $294.8 million, or 9.2% of revenue, compared to $266.3 million, or 8.8%, in the second quarter of 2023. The company recorded amortization, restructuring charges, and special items, which together totaled $185.1 million in the quarter, compared to $182.0 million during the same period in 2023. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $479.9 million, or 14.9% of revenue, compared to $448.3 million, or 14.8%, in the second quarter of 2023. The increase in operating income and margin was driven by demand and LaunchPad savings, partially offset by personnel costs.

Net earnings from continuing operations for the quarter were $205.6 million compared to $155.2 million in the second quarter of 2023. Diluted EPS from continuing operations were $2.43 in the quarter compared to $1.74 during the same period in 2023. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $3.94 in the quarter compared to $3.42 in the second quarter of 2023.

Operating cash flow from continuing operations for the quarter was $561.1 million compared to $161.5 million in the second quarter of 2023. The increase in operating cash flow was due to cash earnings and working capital. Capital expenditures totaled $128.2 million compared to $103.3 million a year ago. As a result, free cash flow from continuing operations (operating cash flow from continuing operations less capital expenditures) was $432.9 million compared to $58.2 million in the second quarter of 2023.

At the end of the quarter, the company’s cash balance was $265.1 million and total debt was $5.07 billion. During the quarter, the company invested $33.9 million in acquisitions, paid out $60.4 million in dividends, and used $100.0 million for share repurchases.

Year-To-Date Results
Revenue was $6.40 billion, an increase of 5.4% from $6.07 billion in the first six months of 2023. The increase was due to organic revenue of 3.0%, acquisitions, net of divestitures, of 2.1%, and foreign currency translation of 0.2%. The 3.0% increase in organic revenue was driven by a 4.3% increase in the company's organic Base Business, partially offset by a (1.3)% decrease in COVID-19 Testing. Compared to the Base Business last year, Base Business revenue grew 6.8%.

Operating income was $616.1 million, or 9.6% of revenue, compared to $596.1 million, or 9.8%, in the first six months of 2023. The company recorded amortization, restructuring charges, special items, and impairments, which together totaled $316.6 million in the first six months of 2024 compared to $300.0 million during the same period in 2023. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) was $932.7 million, or 14.6% of revenue, compared to $896.1 million, or 14.8%, in the first six months of 2023. The increase in adjusted operating income was driven by organic demand and LaunchPad savings, partially offset by personnel costs.

Net earnings from continuing operations were $433.9 million compared to $363.6 million in the first six months of 2023. Diluted EPS were $5.13 in the first six months of 2024 compared to $4.08 during the same period in 2023. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $7.62 in the first six months of 2023 compared to $6.88 during the same period in 2023.

Operating cash flow from continuing operations was $531.3 million compared to $347.2 million in the first six months of 2023. The increase in operating cash flow was primarily due to higher cash earnings. Capital expenditures totaled $262.0 million compared to $181.5 million during the same period in 2023. As a result, free cash flow (operating cash flow less capital expenditures) from continuing operations was $269.3 million compared to $165.7 million in the first six months of 2023.

Second Quarter Segment Results
The company's two segments include Diagnostics Laboratories and Biopharma Laboratory Services (comprised of Central Laboratories and Early Development Research Laboratories). The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics Laboratories
Revenue for the quarter was $2.52 billion, an increase of 7.9% from $2.34 billion in the second quarter of 2023. The increase was due to organic growth of 4.7% and acquisitions, net of divestitures, of 3.2%, partially offset by foreign currency translation of (0.1%). The 4.7% increase in organic revenue was due to a 5.6% increase in the Base Business, partially offset by a (0.9%) decrease in COVID-19 Testing. Total Base Business growth compared to the Base Business in the prior year was 8.9%.

Total volume (measured by requisitions) increased by 5.7% as organic volume increased by 2.9%, while acquisitions, net of divestitures increased 2.8%. Organic volume was up due to a 3.4% increase in the Base Business, partially offset by a (0.5%) decrease in COVID-19 Testing. Price/mix increased by 2.1% due to organic Base Business growth of 2.2% and acquisitions of 0.4%, partially offset by COVID-19 Testing of (0.4%). Base Business volume increased 6.3% compared to the Base Business last year. Price/mix was up 2.5% in the Base Business compared to the Base Business last year.

Adjusted operating income for the quarter was $441.5 million, or 17.5% of revenue, compared to $409.7 million, or 17.5%, in the second quarter of 2023. The increase in adjusted operating income was driven by organic demand, acquisitions, and Launchpad savings, partially offset by higher personnel costs.

Biopharma Laboratory Services
Revenue for the quarter was $707.0 million, an increase of 1.1% from $699.0 million in the second quarter of 2023. The increase was due to organic growth of 1.2%, partially offset by foreign currency translation of (0.1%).

Adjusted operating income for the quarter was $107.4 million, or 15.2% of revenue, compared to $104.6 million, or 15.0%, in the second quarter of 2023. Adjusted operating income and margin increased due to organic growth and LaunchPad savings, partially offset by higher personnel costs.

Net orders and net book-to-bill during the trailing twelve months were $2.82 billion and 1.00, respectively. Backlog at the end of the quarter was $7.92 billion, a decrease of (0.6)% compared to last year. The company expects approximately $2.50 billion of its backlog to convert into revenue in the next twelve months. The company expects net orders, net book-to-bill, and backlog to increase in the second half of the year.

Outlook for 2024

Labcorp is updating 2024 full year guidance to reflect its second quarter performance, the acquisition of Invitae, and full year outlook. The following guidance assumes foreign exchange rates effective as of June 30, 2024, for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

(Dollars in billions, except per share data)
		Previous		Updated		Invitae Impact
	Results	2024 Guidance		2024 Guidance		In Guidance

	2023	Low	High	Low	High	at Midpoint
Revenue
Labcorp Enterprise (1)(2)	$12.2	4.8%	6.4%	6.4%	7.5%	1.0%
Diagnostics Laboratories	$9.4	4.8%	6.0%	6.9%	7.9%	1.3%
Biopharma Laboratory Services (3)	$2.8	3.7%	5.7%	3.7%	5.0%

Adjusted EPS	$13.56	$14.45	$15.35	$14.30	$14.90	($0.40)

Free Cash Flow from Cont. Ops(4)	$0.89	$1.00	$1.15	$0.85	$1.00	($0.15)

(1) 2024 Guidance includes an impact from foreign currency translation of 0.1%.
(2) Enterprise level revenue is presented net of intersegment transaction eliminations.
(3) 2024 Guidance includes an impact from foreign currency translation of 0.4%.
(4) 2023 Free Cash Flow from continuing operations excluding spin-related items.

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at www.Labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by registering at this link, which will provide a dial-in number and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the start of the call, although participants may register and join at any time during the call. A live webcast of Labcorp’s quarterly conference call on August 1, 2024, will be available at the Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through July 18, 2025.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's more than 67,000 employees serve clients in approximately 100 countries, provided support for 84% of the new drugs and therapeutic products approved in 2023 by the FDA, and performed more than 600 million tests for patients around the world. Learn more about us at www.Labcorp.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2024 guidance and related assumptions, (ii) the spin-off of the company’s Clinical Development and Commercialization Services business, now Fortrea Holdings Inc., (iii) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company's businesses, operating results, cash flows and/or financial condition, as well as global economic and market conditions, (iv) future business strategies, (v) expected savings, synergies and other benefits to the Company, customers or patients from acquisitions and other transactions and partnerships, and (vi) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company's control, including without limitation: (i) the effect of the reorganization on the company’s business generally; (ii) the failure to receive tax-free treatment with respect to the spin-off for U.S. federal income purposes; (iii) the impact of spin-off related items; (iv) potential difficulties with employee retention; (v) the trading price of the company's stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (vi) changes in government regulations, including healthcare reform; (vii) customer purchasing decisions, including changes in payer regulations or policies; (viii) other adverse actions of governmental and third-party payers; (ix) changes in testing guidelines or recommendations; (x) federal, state, and local government responses to the COVID-19 pandemic, and the volume of COVID-19 Testing performed by the company; (xi) the impact of global geopolitical events; (xii) the effect of public opinion on the company's reputation; (xiii) adverse results in material litigation matters; (xiv) the impact of changes in laws and regulations applicable to the company; (xv) failure to maintain or develop customer relationships; (xvi) the company's ability to develop or acquire new products and adapt to technological changes; (xvii) failure in information technology, systems, or data security; (xviii) the impact of potential losses under repurchase agreements; (xix) adverse weather conditions; (xx) the number of revenue days in a financial period; (xxi) employee relations; (xxii) personnel costs; (xxiii) inflation; (xxiv) increased competition; and (xxv) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company's ability to implement the company's business strategy, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company's most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company's other filings with the SEC. The information in this press release should be read in conjunction with a review of the company's filings with the SEC including the information in the company's most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”.

- End of Text -
- Tables to Follow -

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$3,220.9	$3,033.7	$6,397.5	$6,071.5

Cost of revenues	2,294.5	2,191.5	4,573.8	4,379.2

Gross profit	926.4	842.2	1,823.7	1,692.3

Selling, general and administrative expenses	557.8	505.8	1,066.2	963.0
Amortization of intangibles and other assets	62.2	51.5	122.3	104.9
Goodwill and other asset impairments	—	2.8	2.5	5.0
Restructuring and other charges	11.6	15.8	16.6	23.3

Operating income	294.8	266.3	616.1	596.1

Other income (expense):
Interest expense	(47.6)	(49.8)	(94.5)	(100.5)
Investment income	1.3	4.5	4.2	6.7
Equity method income (expense), net	(0.3)	0.9	(0.2)	(1.2)
Other, net	19.5	(16.9)	39.5	(23.8)

Earnings from continuing operations before income taxes	267.7	205.0	565.1	477.3

Provision for income taxes	62.1	49.8	131.2	113.7

Earnings from continuing operations	205.6	155.2	433.9	363.6
Earnings from discontinued operations, net of tax	—	33.9	—	38.8

Net earnings	205.6	189.1	433.9	402.4
Less: Net earnings attributable to the noncontrolling interest	(0.3)	(0.2)	(0.6)	(0.6)

Net earnings attributable to Labcorp Holdings Inc.	$205.3	$188.9	$433.3	$401.8

Basic earnings per common share:
Basic earnings per common share continuing operations	$2.44	$1.75	$5.15	$4.10
Basic earnings per common share discontinued operations	$—	$0.38	$—	$0.43
Basic earnings per common share	$2.44	$2.13	$5.15	$4.53

Diluted earnings per common share:
Diluted earnings per common share continuing operations	$2.43	$1.74	$5.13	$4.08
Diluted earnings per common share discontinued operations	$—	$0.38	$—	$0.43
Diluted earnings per common share	$2.43	$2.12	$5.13	$4.51

Weighted average basic shares outstanding	84.1	88.7	84.1	88.6

Weighted average diluted shares outstanding	84.3	89.0	84.5	89.0

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	June 30, 2024	March 31, 2024
ASSETS

Current assets:
Cash and cash equivalents	$265.1	$536.8
Accounts receivable, net	2,088.9	1,913.3
Unbilled services	157.5	185.4
Supplies inventory	441.8	474.6
Prepaid expenses and other	618.0	655.3
Total current assets	3,571.3	3,765.4

Property, plant and equipment, net	2,932.5	2,911.8
Goodwill, net	6,220.2	6,142.5
Intangible assets, net	3,332.0	3,342.0
Joint venture partnerships and equity method investments	17.5	26.9
Other assets, net	638.8	536.5
Total assets	$16,712.3	$16,725.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$760.6	$827.5
Accrued expenses and other	707.5	804.0
Unearned revenue	388.3	421.7
Short-term operating lease liabilities	182.1	165.8
Short-term finance lease liabilities	6.7	6.4
Short-term borrowings and current portion of long-term debt	2,019.5	999.8
Total current liabilities	4,064.7	3,225.2

Long-term debt, less current portion	3,047.3	4,054.7
Operating lease liabilities	642.6	648.9
Financing lease liabilities	76.9	78.6
Deferred income taxes and other tax liabilities	376.1	417.9
Other liabilities	483.9	409.3
Total liabilities	8,691.5	8,834.6

Commitments and contingent liabilities
Noncontrolling interest	15.0	15.5

Shareholders’ equity:
Common stock, 83.8 and 83.9 shares outstanding at June 30, 2024, and December 31, 2023, respectively	7.7	7.7
Additional paid-in capital	12.5	38.4
Retained earnings	8,177.6	7,888.2
Accumulated other comprehensive loss	(192.0)	(59.3)
Total shareholders’ equity	8,005.8	7,875.0
Total liabilities and shareholders’ equity	$16,712.3	$16,725.1

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$205.6	$189.1	$433.9	$402.4
Earnings from discontinued operations, net of tax	—	(33.9)	—	(38.8)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	156.9	142.9	311.4	285.0
Stock compensation	30.8	34.4	62.4	67.3
Operating lease right-of-use asset expense	44.5	44.6	88.6	85.1
Goodwill and other asset impairments	—	2.8	2.5	5.0
Deferred income taxes	(19.6)	(11.0)	(39.1)	16.2
Other	39.6	(6.5)	36.6	3.1
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	(5.1)	0.8	(192.2)	(107.6)
(Increase) decrease in unbilled services	(37.1)	17.2	26.8	74.1
(Increase) decrease in supplies inventory	28.3	(6.1)	27.7	(16.1)
(Increase) decrease in prepaid expenses and other	46.5	27.3	21.6	(30.2)
Increase (decrease) in accounts payable	69.4	(82.6)	(51.7)	(160.3)
Increase (decrease) in unearned revenue	10.8	18.5	(30.8)	34.8
Decrease in accrued expenses and other	(9.5)	(176.0)	(166.4)	(272.8)
Net cash provided by continuing operating activities	561.1	161.5	531.3	347.2
Net cash provided by discontinued operating activities	—	189.9	—	125.4
Net cash provided by operating activities	561.1	351.4	531.3	472.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(128.2)	(103.3)	(262.0)	(181.5)
Proceeds from sale of assets	0.1	0.1	0.2	0.2
Proceeds from sale of business	—	—	13.5	—
Investments in equity affiliates	(23.0)	(4.3)	(36.7)	(10.4)
Acquisition of businesses, net of cash acquired	(33.9)	(137.1)	(293.1)	(136.9)
Net cash used in continuing investing activities	(185.0)	(244.6)	(578.1)	(328.6)
Net cash used in discontinued investing activities	—	(9.0)	—	(24.7)
Net cash used for investing activities	(185.0)	(253.6)	(578.1)	(353.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	698.7	593.0	951.9	1,420.9
Payments on revolving credit facilities	(721.3)	(593.0)	(932.1)	(1,420.9)
Net share settlement tax payments from issuance of stock to employees	(23.1)	(18.2)	(37.8)	(38.7)
Net proceeds from issuance of stock to employees	—	26.8	26.7	54.4
Dividends paid	(60.4)	(64.6)	(122.5)	(129.0)
Purchase of common stock	(100.0)	—	(100.0)	—
Other	(3.9)	(8.1)	(7.9)	(11.4)

Net cash used in continuing financing activities	(210.0)	(64.1)	(221.7)	(124.7)
Net cash provided by discontinued financing activities	—	1,609.1	—	1,609.1
Net cash used for financing activities	(210.0)	1,545.0	(221.7)	1,484.4

Effect of exchange rate changes on cash and cash equivalents	(0.3)	3.3	(3.2)	6.3
Net increase (decrease) in cash and cash equivalents	165.8	1,646.1	(271.7)	1,610.0
Cash and cash equivalents at beginning of period	99.3	393.9	536.8	430.0

Less: Cash and cash equivalents of discontinued operations at end of period	—	109.4	—	109.4
Cash and cash equivalents at end of period	$265.1	$1,930.6	$265.1	$1,930.6

LABCORP HOLDINGS INC.
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Diagnostics Laboratories
Revenues	$2,524.9	$2,340.8	$5,004.6	$4,723.6

Adjusted Operating Income	$441.5	$409.7	$859.4	$851.2
Adjusted Operating Margin	17.5%	17.5%	17.2%	18.0%

Biopharma Laboratory Services
Revenues	$707.0	$699.0	$1,417.9	$1,360.3

Adjusted Operating Income	$107.4	$104.6	$207.3	$178.2
Adjusted Operating Margin	15.2%	15.0%	14.6%	13.1%

Consolidated
Revenues	$3,220.9	$3,033.7	$6,397.5	$6,071.5

Adjusted Segment Operating Income	$548.9	$514.3	$1,066.7	$1,029.4
Unallocated corporate expense	$(69.0)	$(66.0)	$(134.0)	$(133.3)
Consolidated Adjusted Operating Income	$479.9	$448.3	$932.7	$896.1
Adjusted Operating Margin	14.9%	14.8%	14.6%	14.8%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABCORP HOLDINGS INC.
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Adjusted Operating Income
Operating Income	$294.8	$266.3	$616.1	$596.1
Amortization of intangibles and other assets (a)	62.2	51.5	122.3	104.9
Restructuring and other charges (b)	11.6	15.8	16.6	23.3
Acquisition and disposition-related costs (c)	25.1	12.6	46.0	28.7
Launchpad Costs (d)	31.5	—	40.4	—
Spin off transaction costs (e)	—	38.6	—	51.7
Asset impairments (f)	—	2.8	2.5	5.0
Other	31.8	14.2	43.5	16.9
TSA Reimbursement (g)	22.9	—	45.3	—
CDCS not included in discontinued operations (h)	—	46.5	—	69.5
Adjusted operating income	$479.9	$448.3	$932.7	$896.1

Adjusted Net Income
Net Income	$205.3	$188.9	$433.3	$401.8
Impact of adjustments to operating income	185.1	135.5	316.6	230.5
(Gains) / losses on venture fund investments, net (i)	1.5	2.4	5.7	3.9
(Gain) / loss on sale of business (j)	—	—	(4.9)	—
Pension settlement (k)	—	—	—	7.9
TSA Reimbursement (g)	(22.9)	—	(45.3)	—
Other	0.3	—	0.3	1.5
Income tax impact of adjustments (l)	(37.3)	(45.9)	(61.5)	(69.3)
Earnings from discontinued operations, net of tax (h)	—	(33.9)	—	(38.8)
CDCS not included in discontinued operations (h)	—	57.2	—	74.4
Adjusted net income	$332.0	$304.2	$644.2	$611.9

Weighted average diluted shares outstanding	84.3	89.0	84.5	89.0

Adjusted earnings per share	$3.94	$3.42	$7.62	$6.88

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions and facilities within the organization in connection with our LaunchPad initiatives, the spin-off of Fortrea Holdings Inc. (Fortrea), and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses, impact of delayed contract or license transfers and other integration or disposition related activities.
(d)	LaunchPad costs include non-capitalized costs associated with the implementation of systems, consolidation of processes, and consulting costs incurred as part of various business process improvement initiatives.
(e)	The company incurred various costs to prepare for the spin-off of Fortrea and reorganization of the remaining Labcorp business.
(f)	The company impaired certain fixed assets and capitalized software costs which are no longer realizable by the business.
(g)	Represents transition services fees charged to Fortrea related to administrative and IT systems support. The costs to provide these services are included in operating income but the service fees are included in other income.
(h)	These adjustments remove the impact of the Clinical Development and Commercialization Services business pursuant to the spin-off of Fortrea.
(i)	The company makes investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(j)	The company recorded a gain on the disposition of the Beacon Laboratory Benefits Solutions business.
(k)	The company incurred a charge related to the US pension plan due to settlement of certain obligations to retired employees.
(l)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.